                                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Apogee Enterprises, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-60400, 333-20979, 333-32437, 33-13302, 33-66574 and 33-35944) on Forms S-3
and S-8 of Apogee Enterprises, Inc. of our report dated April 8, 1998, except for Note 6 as to which the date is May 22, 1998, relating to the consolidated balance sheets of Apogee Enterprises, Inc. and subsidiaries as of February 28, 1998 and March 1, 1997 and the related consolidated results of operations and cash flows for each of the years in the three-year period ended February 28, 1998, which report appears in the February 28, 1998 annual report on Form 10-K of Apogee Enterprises, Inc.



                                                 KPMG Peat Marwick LLP


Minneapolis, Minnesota
May 29, 1998